UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2009

DEER CONSUMER PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-140545	20-5526104
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Area 2, 1/F, Building M-6, Central High-Tech Industrial Park, Nanshan, Shenzhen, China	518057
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 755-8602-8285

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02    Results of Operations and Financial Condition.

On December 18, 2009, Deer Consumer Products, Inc. issued a press release:

•	raising its fourth quarter net income guidance approximately 1100% to $5 million, compared to $422,000 in fourth quarter 2008;
•	raising its full year 2009 net income guidance to $11.5 million on revenues of $81 million, from previously guided $10.5 million in net income;
•	announcing that its 2009 Chinese domestic market sales have increased more than 200% to 15% of total revenues, compared to approximately 5% of total revenues in 2008;
•	announcing guidance of approximately $80 million in cash without long term debts at yearend 2009; and
•	announcing that its strong earnings growth momentum will continue well into 2010 with a significant increase in Chinese domestic market sales.

The information contained in the press release is deemed to be "filed" under the Securities Exchange Act of 1934 as Exhibit 99.1 to this report, and such press release is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits

Exhibit	Description

Exhibit 99.1	Press release dated December 18, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 18, 2009

DEER CONSUMER PRODUCTS, INC.

By:	/s/ Ying He
Name:	Ying He
Title:	Chief Executive Officer